Exhibit 10.13

CORPORATE OFFICERS’ SEVERANCE PLAN

OF OMNOVA SOLUTIONS INC.

Article 1

Introduction

1.1 OMNOVA Solutions Inc. (“OMNOVA”) hereby amends and restates this Corporate Officers’ Severance Plan of OMNOVA Solutions Inc. (“Plan”), effective as of January 1, 2009, to provide salary continuation, a supplemental payment, welfare benefit continuation and outplacement assistance (collectively, the “Severance Benefits”) to Eligible Officers of OMNOVA (a) whose employment is involuntarily terminated and (b) who satisfy all Plan requirements for the receipt of Severance Benefits. This Plan is intended to supersede and substitute for the provisions of the OMNOVA Involuntary Separation Pay Plan as that plan relates to any Officer of OMNOVA who participates in this Plan.

The Plan is being amended and restated for the purpose of compliance with Section 409A of the Internal Revenue Code and the related regulations (the “Code”). This amendment and restatement of the Plan supersedes the Corporate Officers’ Severance Plan of OMNOVA Solutions Inc. that was originally adopted effective July 13, 2000.

1.2 While the term of this Plan is indefinite, OMNOVA as the Plan Sponsor reserves the right to amend, modify or terminate this Plan without notice; provided, however, any such amendment, modification or termination shall not adversely affect an Eligible Officer’s right to Severance Benefits (a) if all conditions in Article 2 are satisfied at the time of the proposed amendment, modification or termination, (b) if a Change in Control has occurred, or (c) Board has determined that a Change in Control will occur, or is likely to occur, and that it is in the best interests of the Company and its shareholders and will serve the intended purposes of this Plan for the Board to render such a determination and ensure the availability of the protections and benefits afforded by this Plan. Lastly, nothing herein shall be deemed to modify the at-will employment status of any OMNOVA Officer who is not subject to a specific employment agreement.

1.3 OMNOVA intends to pay the Severance Benefits provided hereunder from the general assets of OMNOVA; however, OMNOVA reserves the right to fund and provide all or part of the Severance Benefits hereunder through one or more welfare trusts.

1.4 This plan document contains all information required by law to be provided to employees. Information regarding the Plan, its claims procedures and employees’ rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are included as Section 4.4 and Articles 5 and 6.

1.5 This Plan shall be administered, in all respects, by the Compensation and Corporate Governance Committee of the Board of Directors of OMNOVA or its adopted designee (the “Committee”), including sole responsibility for and absolute discretionary authority in determining eligibility to participate in this Plan, eligibility for benefits under the Plan, interpreting Plan terms, and resolving disputes under the Plan.

1.6 As used herein, the following terms shall have the following meanings:

(a) Affiliate: For purposes of this Plan, an “Affiliate” shall mean a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with OMNOVA by application of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with OMNOVA, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with OMNOVA, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with OMNOVA.

(b) Board: For purposes of this Plan, the “Board” shall mean OMNOVA’s Board of Directors.

(c) Cause: For the purposes of this Plan, “Cause” shall be defined as:

(i) A material violation of any of OMNOVA’s Business Conduct Policies;

(ii) The conviction for any felony or any offense involving moral turpitude;

(iii) Officer’s willful failure to perform the Officer’s duties; or

(iv) Any material act deliberately committed to provoke termination.

(d) Change in Control: means the occurrence of any of the following events, subject to the provisions of paragraph (v) hereof:

(i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii) The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv) The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph (i), (ii) or (iii) hereof and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.

(v) Notwithstanding the foregoing provisions of this Section 1.6(d):

(A) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (iv) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may, by notice to the Executive, nullify the effect thereof and a Change in Control shall be deemed not to have occurred, but without prejudice to any action that may have been taken prior to such nullification.

(B) Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (ii) hereof solely because (1) the Company, (2) a subsidiary of the Company, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(e) Director: For purposes of this Plan, a “Director” shall mean a member of the Board.

(f) Involuntary Separation from Service: For purposes of this Plan, an “Involuntary Separation from Service” shall mean a Separation from Service due to the independent exercise by OMNOVA (or any successor company) of the unilateral authority to terminate the Eligible Officer’s services, other than due to the Eligible Officer’s implicit or explicit request, where the Eligible Officer was willing and able to continue performing services.

(g) Separation from Service: For purposes of this Plan, a “Separation from Service” shall mean the Eligible Officer’s termination from employment with OMNOVA and all Affiliates on account of the Eligible Officer’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code. An Eligible Officer will not be deemed to have experienced a Separation from Service if on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. An Eligible Officer will not be deemed to have experienced a Separation from Service if the Eligible Officer provides continuing services that average more than 20 percent of the services provided by the Eligible Officer to OMNOVA or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to OMNOVA and its Affiliates, if the Eligible Officer has provided services to OMNOVA or its Affiliates for less than 36 months). If an Eligible Officer provides services both as an employee and as an independent contractor of OMNOVA, the Eligible Officer must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If an Eligible Officer ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Eligible Officer will not be considered to have a Separation from Service until the Eligible Officer has ceased providing services in both capacities. If an Eligible Officer provides services both as an employee of OMNOVA and as a member of the Board of Directors, the services provided as a Director are not taken into account in determining whether the Eligible Officer has a Separation from Service under this Plan unless it is aggregated with any plan in which the Eligible Officer participates as a Director under Section 409A of the Code and the regulations thereunder.

Article 2

Eligibility For Severance Benefits

2.1 Eligibility: An OMNOVA Officer must satisfy all of the following conditions of this Plan in order to be eligible for Severance Benefits under this Plan:

(a) OMNOVA must offer such Officer a Letter Agreement incorporating the terms and conditions of this Plan and setting forth the Severance Benefits available to the Officer under Article 3 hereof. Those Officers to be offered a Letter Agreement will be designated by OMNOVA, in its sole and complete discretion, and status as an OMNOVA Officer alone shall not include the right to participate in this Plan;

(b) The Officer must execute and deliver to OMNOVA the Letter Agreement within the time period set forth in the Letter Agreement; and

(c) The Officer must experience an Involuntary Separation from Service from OMNOVA for reasons other than (i) Cause, or (ii) following a leave of absence exceeding six months and without a return to active employment.

An Officer who satisfies the foregoing conditions shall be deemed to be an “Eligible Officer” under the Plan.

Article 3

Severance Benefits

3.1 Salary Continuation: Subject to the terms of this Plan, an Eligible Officer shall be provided salary continuation for 12 months after the effective date of the Involuntary Separation from Service, payable on a bi-weekly basis (assuming the Code Section 409A Severance Limit described in Section 3.5 is not exceeded) and subject to normal tax withholding. In the event that the total amount of Severance Benefits provided pursuant to this Article 3 exceeds the Code Section 409A Severance Limit described in Section 3.5, salary continuation benefits shall be payable in accordance with the Alternate Payment Timing provisions of Section 3.5.

3.2 Bonus: Incentive Bonus as payable under the terms of the OMNOVA Solutions Inc. Executive Incentive Compensation Program (the “EICP”) shall be paid in accordance with the terms of the EICP.

3.3 Benefit Continuation: Subject to the terms of this Plan, an Eligible Officer shall receive medical, dental and life insurance benefit continuation for 12 months after the effective date of the Separation from Service. Such benefit continuation shall be at the same levels elected prior to the Eligible Officer’s Separation from Service, and OMNOVA will pay any required medical and dental benefit contributions on behalf of the Eligible Officer during this 12-month period. Thereafter, the Eligible Officer will be eligible for medical and dental benefit continuation under COBRA for 18 months, subject to payment of COBRA rates by the Eligible Officer. For life insurance benefit continuation, OMNOVA will pay any required benefit contributions on behalf of the Eligible Officer during the initial 12-month period; provided, however, that if the Eligible Officer is a Specified Employee (as defined under Section 3.5), such required premium contributions will not be paid by OMNOVA until six months following Separation from Service (at which time all required premium contributions during such six-month period shall be reimbursed to the Eligible Officer in a single lump sum payment). The Eligible Officer shall be responsible for paying any required benefit contributions during the six-month period immediately following his or her Separation from Service with respect to any benefits that are considered to provide for a deferral of compensation (as determined under Section 409A of the Code), including, without limitation, continuation of life insurance benefits. Upon Separation from Service, the Eligible Officer’s rights, if any, to participate in any other OMNOVA pension and welfare benefit plans not specifically addressed in this Plan shall be governed by the terms of those pension and welfare plans.

3.4 Outplacement Assistance: Subject to the terms of this Plan, an Eligible Officer shall be eligible to receive reasonable executive outplacement assistance for expenses actually incurred by the Eligible Officer, in a form provided to other OMNOVA executives, for a period not to exceed 12 months following Separation from Service. Reimbursement for outplacement expenses shall be made within 30 days following submission of appropriate substantiation of such expenses (including completion of any administrative form(s) required by the Committee), but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred.

3.5 Alternative Payment Timing: In the event that (a) the aggregate amount of Severance Benefits provided under Sections 3.1 exceeds the lesser of two times (i) the Eligible Officer’s annualized compensation for the preceding calendar year, or (ii) the limit on compensation set forth in Section 401(a)(17) of the Code (the “Section 409A Severance Limit”), and (b) the Eligible Officer is a Specified Employee, payment of salary continuation benefits under Section 3.1 shall be temporarily reduced by such amount as is necessary to ensure that the Section 409A Severance Limit is not exceeded (the unpaid amount the “Section 409A Severance Reduction Amount”). The Section 409A Severance Reduction Amount shall be paid to the Eligible Officer in a single lump sum payment six months following his or her Separation from Service. For purposes of this Plan, “Specified Employee” shall mean an Eligible Officer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code). The identification of Specified Employees shall be conducted by the Plan Administrator using a method (x) reasonably designed to include all specified employees (as defined under Section 409A of the Code), (y) applying an objectively determinable standard providing no direct or indirect election by the Eligible Officer, and (z) resulting in no more than 200 Eligible Officers being treated as Specified Employees for any given date.

3.6 Notwithstanding the foregoing to the contrary, benefits described under this Section 3 shall not be provided to any Eligible Officer unless such Eligible Officer has executed and delivered to OMNOVA a release, in form and substance reasonably satisfactory to OMNOVA.

Article 4

General Provisions

4.1 Other Plans:

(a) Benefits received under this Plan will not be included in compensation or earnings for purposes of determining benefits, including pension benefits, under any other employee benefit plan of OMNOVA.

(b) Except as otherwise provided in this Plan, payment of benefits under this Plan will not adversely affect an Eligible Officer’s rights under any other employee benefit plan of OMNOVA, except to the extent that the provisions of this Plan supersede the provisions of the OMNOVA Involuntary Separation Pay Plan as that plan may apply to an Eligible Officer. An Eligible Officer’s rights under all other OMNOVA pension or welfare benefit plans shall be governed by the terms of the plans in effect at the time of the Eligible Officer’s Separation from Service with OMNOVA.

4.2 No Rights to Employment: Nothing herein, or in any Letter Agreement offered or executed hereunder, or in oral discussions regarding this Plan, shall constitute a commitment for employment for any specified duration, or be deemed to limit OMNOVA’s right or power to terminate the employment of any Eligible Officer.

4.3 No Right to Transfer or Assign Benefits: Benefits under this Plan are intended for the exclusive benefit of Eligible Officers. Present and future benefits cannot be subjected to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to do so is null and void.

4.4 Plan Administration:

(a) The Plan constitutes an employee welfare benefit plan as defined by the Employee Retirement Income Security Act of 1974. The Plan Administrator for the Plan is the Compensation and Corporate Governance Committee of the Board of Directors of OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, OH 44333-3300, (330) 869-4220 (the “Committee”).

(b) Legal matters, including service of process, relating to the Plan should be addressed to the OMNOVA Corporate Secretary at the address shown above.

(c) Records for the Plan are kept on a plan year basis, beginning December 1 and ending the following November 30.

(d) For government reporting purposes, the Employer Identification Number for OMNOVA is 34-1987652. In addition, the Plan is identified by the following official name and plan number:

Corporate Officers’ Severance Plan of OMNOVA Solutions Inc. Plan Number:

This Plan name and number should be used in any formal correspondence relating to the Plan.

4.5 Severability: Any term or provision of this Plan which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without thereby rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms or provisions of this Plan in any other jurisdiction.

4.6 Code Section 409A Compliance: This Plan is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Plan fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of OMNOVA in maintaining the Plan, to the extent practicable; provided that, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment or benefit due to an Eligible Officer or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

4.7 Non-duplication of Benefits: To the extent, and only to the extent, a payment or benefit that is to be paid or provided under Article 3 of this Plan has been paid or provided for the same purpose under the terms of another applicable plan, program, agreement or arrangement, including, without limitation, the OMNOVA Solutions Inc. Involuntary Separation Pay Plan or any Severance Agreement between OMNOVA and the Eligible Officer, then the payment under this Plan shall be deemed to have been satisfied by the payment made or benefit(s) provided under such other applicable plan, program, agreement or arrangement.

Article 5

Claims Procedure

5.1 Claim:

(a) An Eligible Officer need not present a formal claim in order to qualify for rights or benefits under this Plan. However, if OMNOVA fails to provide any benefit to which an Eligible Officer is entitled hereunder or if any Eligible Officer believes (i) that the Plan is not being administered or operated in accordance with its terms, (ii) that fiduciaries of the Plan have breached their duties, or (iii) that his or her own legal rights are being violated with respect to the Plan (a “claimant”), the claimant must file a formal written claim for benefits under the procedures set forth in this Article 5 and utilizing such forms and in such manner as the Plan Administrator shall prescribe. The procedures in this Article 5 shall apply to all claims that any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant.

(b) A claim by any person shall be presented to the Committee in writing within 90 days following the date upon which the claimant (or his or her predecessor in interest) first knew (or should have known) of the facts upon which the claim is based, unless the Plan Administrator in writing consents otherwise. The Committee shall, within 90 days of receiving the claim, consider the claim and issue his or her determination thereon in writing. The Committee may extend the determination period for up to an additional 90 days by giving the claimant written notice. If the claim is granted, the benefits or relief the claimant seeks will be provided.

5.2 Denial: If the claim is wholly or partially denied, the Committee shall, within 90 days (or such longer period as described above), provide the claimant with written notice of the denial, setting forth, in a manner reasonably calculated to be understood by the claimant,

(a) the specific reason or reasons for the denial,

(b) specific references to pertinent Plan provisions upon which the denial is based,

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the additional material or information is necessary, and

(d) a description of the Plan’s appeal procedures describing the steps to be taken by the claimant and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA in the event of the denial of the appeal.

With the consent of the claimant, this determination period can be extended further. If the Committee fails to respond to the claim in a timely manner, the claimant may treat the claim as having been denied by the Committee.

5.3 Appeal: Each claimant may appeal in writing the Committee’s denial of a claim (in whole or in part) to the Committee within 60 days after receipt by the claimant of written notice of the claim denial, or within 60 days after such written notice was due, if the written notice was not sent. In connection with the review proceeding, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The claimant may include with the appeal such documents and other information as the claimant deems reasonable. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

5.4 Review Procedures: The Committee shall adopt procedures pursuant to which claims shall be reviewed and may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his or her claim.

5.5 Final Decision: The decision by the Committee upon review of an appeal shall be made not later than 60 days after the written appeal is received by the Committee, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the appeal, unless the claimant agrees to a greater extension of that deadline.

5.6 Form: The decision by the Committee regarding the appeal following its review shall be in writing and shall be written in a manner reasonably calculated to be understood by the claimant. In the event that the appeal is denied, the decision shall include at least the following information:

(a)	the specific reason or reasons for the denial of the appeal,

(b)	specific references to pertinent Plan provisions upon which the denial is based,

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim and appeal, and

(d)	a statement describing the procedures for voluntary dispute resolution offered by the Plan (if any) and the claimant’s right to obtain information regarding such procedures, along with a statement of the claimant’s right to bring a civil action under ERISA.

5.7 Legal Effect: To the extent permitted by law, the decision of the Committee (if no appeal thereof is made as herein provided) or the decision of the Committee, as the case may be, shall be final and binding on all parties. Any claims which the claimant does not pursue through the review and appeal stages of the procedures herein provided shall be deemed waived, finally and irrevocably. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Article 5. If, after exhausting the claims and appeal procedures, a claimant institutes any legal action against the Plan and/or OMNOVA, the claimant may present only the evidence and theories which the claimant presented during the claims and appeal procedures. Judicial review of the claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary and capricious based on the evidence and theories which were presented to and considered by the Committee during the claims procedure or by the Committee during the appeal procedure.

5.8 Plan Interpretation: The Plan Administrator shall administer the Plan in accordance with its terms and the intended meanings of the Plan and any other welfare or pension benefit plan of OMNOVA. The Plan Administrator shall have the sole and absolute discretionary authority to make any findings of fact needed in the administration of the Plan.

5.9 Authority of Committee: The Committee shall have the sole and absolute discretionary authority to interpret or construe the terms of the Plan, whether express or implied, and resolve any ambiguities, including but not limited to terms governing the eligibility of Officers and the administration of the Plan, and fashion any remedy which the Committee, in its sole judgment, deems appropriate. The validity of any such finding of fact, interpretation, construction or decision shall not be afforded de novo review if challenged in court, by arbitration or in any other forum, and rather, shall be upheld unless clearly arbitrary or capricious.

5.10 Exercise of Discretion: To the extent the Plan Administrator or the Committee has been granted discretionary authority under the Plan, such fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

5.11 Intent: If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity.

5.12 Consistency: This Article 5 may not be invoked by any person to require the Plan to be administered in a manner which is inconsistent with its interpretation by the Committee.

5.13 Final and Binding: All actions taken and all determinations made in good faith by the Plan Administrator or by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

Article 6

The Plan and ERISA

6.1 ERISA Requirements: “ERISA” – the Employee Retirement Income Security Act of 1974 -- is a comprehensive law that sets standards and procedures for employee benefit plans. As a participant in the Plan, you have certain rights under ERISA.

You have the right under ERISA to receive additional information regarding the Plan. Specifically, you are entitled to:

•

Examine without charge, at the Plan Administrator’s office or upon request at your local Human Resources Department, all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain copies of all documents governing the operation of the Plan and other Plan information upon written request to the Plan Administrator (including copies of the latest annual report (Form 5500 series) and updated summary plan description (assuming that the Plan has been updated). The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of the summary annual report.

6.2 Prudent Actions By Plan Fiduciaries: In addition to creating rights for participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently in your interest and that of other participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered. (See Article 5, above).

6.3 Enforce Your Rights: Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan Administrator’s control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose and the court finds that your claim is frivolous, the court may order you to pay these costs and fees.

6.4 Assistance With Your Questions: If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or you may contact the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution NW, Washington, D.C. 20210. OMNOVA supports both the spirit and letter of ERISA and is committed to assuring proper treatment and full disclosure of all pertinent information to plan participants. It is the policy of OMNOVA that no employee will be fired or discriminated against, either to prevent him or her from obtaining benefits or for exercising his or her rights under ERISA.

This Plan is hereby adopted and approved this 31st day of December, 2008.